Exhibit 99.1

Hercules Technology Growth Capital Receives Investment Grade Corporate Rating of BBB+ from Kroll Bond Rating Agency, Inc.

7.00% Senior Notes due 2019 rated BBB+

PALO ALTO, Calif.--(BUSINESS WIRE)--May 2, 2013--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries, at all stages of development, announced today that Kroll Bond Rating Agency, Inc. ("KBRA") assigned Hercules an investment grade corporate rating of BBB+. In addition, the Company’s two outstanding bond issuances of 7.00% Senior Unsecured Notes due 2019, which trade on the NYSE under the symbols “HTGZ” and “HTGY,” were assigned a rating of BBB+. Earlier today, KBRA issued a statement announcing the issuance of the ratings and discussing the underlying analyses.

“We are extremely pleased to be the first business development company (BDC) primarily focused on venture lending to receive a corporate credit rating of investment grade. This rating further validates our excellent credit quality, our conservative underwriting strategy, our highly experienced management team and unique investment approach,” said Manuel A. Henriquez, Hercules' Co-founder, Chairman and Chief Executive Officer.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.6 billion to over 230 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Sally Borg, 650-289-3060 HT-HN
sborg@htgc.com
or
Market Street Partners
Linda Wells, 415-445-3236
Linda@marketstreetpartners.com